SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                         ---------------

                          FORM 8-A/A-2

         AMENDING FORM 8-A/A-1 DATED DECEMBER 17, 1996

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

               PIONEER HI-BRED INTERNATIONAL, INC.
      -----------------------------------------------------
     (Exact name of registrant as specified in its charter)


                  IOWA                             42-0470520
----------------------------------------      -------------------
(State of incorporation or organization)         (I.R.S. Employer
                                              Identification No.)

700 Capital Square, 400 Locust Street,
           Des Moines, Iowa                               50309
--------------------------------------                 ----------
(Address of principal executive offices)               (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


                                   Name of each exchange on which
Title of each class registered        each class is registered
-------------------------------    ------------------------------
Preferred Share Purchase Rights       New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:


                              None
-----------------------------------------------------------------
                        (Title of Class)


Item 1.   Description of Securities to be Registered
          ------------------------------------------
          On April 6, 1989, the Board of Directors of Pioneer Hi-Bred International, Inc., an Iowa corporation (the "Company") declared a dividend of one common share purchase right (a "Right") for each outstanding share of Common Stock, par value of One Dollar ($1.00) per share (the "Common Shares"), of the Company. The dividend was paid to the stockholders of record as of 5:00 P.M., Boston, Massachusetts time, on April 6, 1989 (the "Record Date"), and either was paid or is payable with respect to Common Shares issued thereafter until the Distribution Date and, in certain circumstances, is payable with respect to Common Shares issued after the Distribution Date. Since April 6, 1989, the terms of the Rights have been amended on December 13, 1994 and on December 13, 1996 to, among other things, modify the Rights so that each Right represents the Right to purchase one one-thousandth of a Preferred Share.

          On August 5, 1997, the Board of Directors of the Company adopted amendments to the Rights Agreement, dated as of April 6, 1989, as amended and restated on December 13, 1994 and on December 13, 1996 between the Company and Bank Boston N.A. (formally known as The First National Bank of Boston) (the "Rights Agent"). The amendments are set forth in an Amendment No. 1, dated August 6, 1997, to, among other things, (1) amend the definition of an "Acquiring Person" to exclude E.I. du Pont de Nemours and Company ("DuPont") in order to permit DuPont's acquisition of shares of Series A Convertible Preferred Stock (the "Preferred Stock") pursuant to the terms of the Investment Agreement, dated August 6, 1997 between the Company and DuPont and (2) grant holders of shares of Preferred Stock the same rights under the Rights Plan as holders of shares of Common Stock.

Item 2.   Exhibits.
          --------
          1 Form of Amendment No. 1, dated ------------, 1997 to the Amended and Restated Rights Agreement, dated December 13, 1996, between Pioneer Hi-Bred International, Inc. and Bank Boston N.A. (formally known as The First National Bank of Boston).


                            SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                            Pioneer Hi-Bred International, Inc.


                            By:  /s/ Charles S. Johnson
                               --------------------------------
                            Name:   Charles S. Johnson
                            Title:  Chairman, President and
                                    Chief Executive Officer
Date:  August 28, 1997


                          EXHIBIT INDEX
                          -------------

Exhibit   Description
-------   -----------
      1 Form of Amendment No. 1, dated -------------, 1997 to the Amended and Restated Rights Agreement, dated
          December 13, 1996, between Pioneer Hi-Bred
          International, Inc. and Bank Boston N.A. (formally known as The First National Bank of Boston).